UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2005

AXT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24085	94-3031310
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4281 Technology Drive
Fremont, California 94538
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (510) 683-5900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On April 22, 2005, AXT, Inc. (the “Company”), entered into a consulting agreement with Mr. Donald L. Tatzin, in connection with the resignation of Mr. Tatzin as a member of the board of directors of the Company described below.  Pursuant to this consulting agreement, Mr. Tatzin will provide consulting services to the board of directors and the chief executive officer of the Company through December 31, 2005, and the Company will pay Mr. Tatzin a consulting fee of $50,000.  All outstanding options held by Mr. Tatzin will continue to vest through December 31, 2005, and any options that are unvested as of the termination or expiration of the consulting agreement will accelerate such that they will become fully vested and exercisable.  In addition, the exercise period of all outstanding options held by Mr. Tatzin has been extended to December 31, 2007.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(a)                                  Resignation of Director.

Mr. Donald L. Tatzin, who resigned as interim chief executive officer of the Company effective March 25, 2005, has resigned as a member of the board of directors of the Company effective April 22, 2005, in order to pursue other interests.

(d)                                 Appointment of New Director.

As a result of the resignation of Mr. Tatzin as a member of the board of directors, the board of directors has appointed Dr. Philip C.S. Yin, effective April 22, 2005, as a member of the board to fill the vacancy left by Mr. Tatzin’s resignation.  Dr. Yin was appointed chief executive officer of the Company effective as of March 28, 2005.

The material terms of the employment agreement between the Company and Dr. Yin were described in the Current Report on Form 8-K filed by the Company on March 17, 2005 and such description is incorporated by reference herein.

A copy of the press release dated April 26, 2005 announcing this action is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c)                                  Exhibits.

Exhibit No.	Description

99.1	Press release dated April 26, 2005 announcing the resignation of a director and appointment of a new director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXT, INC.

Date: April 26, 2005	By:	/s/ WILSON W. CHEUNG
Wilson W. Cheung
Chief Financial Officer